Exhibit 2

CalEthos Inc.

11753 Willard Avenue

Tustin, CA 92782

December 15, 2025

SFO IDF LLC

787 N. Palm Canyon Drive

Palm Springs, CA 92262

Attention:  Chauncey Thompson

Dear Mr. Thompson:

Reference is made to the outstanding promissory notes dated April 22, 2025 and July 22, 2025 of CalEthos Inc. (the “Company”) in the principal amounts of $250,000 and $500,000, respectively (the “Outstanding Notes”) issued to and currently held by SFO IDF LLC (the “SFO IDF”).

This letter will confirm the understanding and agreement of the Company and SFO IDC that as additional consideration for the loan made today by SFO IDF to the Company in the amount of $250,000, the maturity date of the Outstanding Note has been extended from January 31, 2026 to June 30, 2026. The terms of the Outstanding Notes will otherwise remain unchanged.

If the foregoing accurately sets forth the understanding and agreement of the Company and SFO IDF as to the matters set forth above, please execute a copy of this letter where required below and return an executed copy to the undersigned.

Very truly yours,

CalEthos Inc.

By:	/s/ Michael Campbell
Michael Campbell
Chief Executive Officer

Acknowledged and Agreed this
15th day of December, 2025

SFO IDF LLC

By:	/s/ Chauncey Thompson
Name:	Chauncey Thompson
Title:	Chief Operating Officer